Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MicroVision, Inc. of our reports dated March 6, 2017, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis) and the effectiveness of internal control over financial reporting of MicroVision, Inc., included in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

August 10, 2017